UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012 (February 21, 2012)

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)
400 North Sam Houston Parkway East, Suite 400 Houston, Texas (Address of principal executive offices)	281-618-0400 (Registrant’s telephone number, including area code)	77060 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Helix Energy Solutions Group, Inc. (the “Company”) adopted performance metrics applicable to the Section 16 officers’ short-term cash incentive bonus for 2012.  For the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Accounting Officer, the performance metrics consist of the following:

·	60% based on the achievement by the Company of certain EBITDAX(earnings before interest, taxes, depreciation, amortization and exploration expense) targets;

·	10% based on the achievement of an absolute dollar increase in Company EBITDAX over the previous year;

·	20% based on Company net debt to capital ratio goals; and

·	10% based on Company return on capital goals.

For the Company’s Executive Vice President-Oil & Gas and the Executive Vice President-Contracting Services, the performance metrics consist of the following:

·	30% based on the achievement by the Company of certain EBITDAX targets;

·	30% based on the achievement by the officer’s business unit of certain EBITDAX targets;

·	10% based on the achievement of an absolute dollar increase in Company EBITDAX over the previous year;

·	20% based on Company net debt to capital ratio goals; and

·	10% based on Company return on capital goals.

The amount of bonus earned may not exceed the previously established target bonus level of each individual Section 16 officer, unless the Compensation Committee exercises its discretion and concludes that circumstances so warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           February 23, 2012

         HELIX ENERGY SOLUTIONS GROUP, INC.

             By:              /s/ Anthony Tripodo
             Anthony Tripodo
                  Executive Vice President and
                                  Chief Financial Officer